  Church & Dwight Co., Inc.

News Release

Contact:	Matthew T. Farrell
Chief Financial Officer
609-683-5900

Church & Dwight Completes Purchase of Avid Health, Inc.

PRINCETON, NJ, October 1, 2012 – Church & Dwight Co., Inc. (NYSE:CHD) has today announced that it has completed its previously announced acquisition of Avid Health, Inc. (Avid), the leader in gummy form vitamins and supplements.

The transaction was completed substantially under the original terms announced on August 20, 2012, which called for Church & Dwight to pay $650 million in cash at closing.

The purchase price was financed with $400 million in aggregate Senior Notes (2.875%) due 2022, commercial paper and cash.

“The acquisition of Avid’s gummy vitamins business represents a great addition to our existing portfolio and brings to our Company a new growth platform in one of the fastest-growing segments of the attractive vitamin / mineral / supplement category.  It is also consistent with our strategy of strengthening our business by adding #1 or #2 brands in areas of high growth potential,” said James R. Craigie, Chairman and Chief Executive Officer of the Company.

As previously announced, the acquisition is expected to be dilutive to 2012 earnings per share (approximately $0.02 per share) and accretive to both earnings and free cash flow in 2013, inclusive of transaction costs, acquisition-related expenses, the effect of an inventory step-up charge and intangible amortization expense.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the ARM & HAMMER brand name and other well-known trademarks.

This release contains forward-looking statements relating to, among other things, the consummation, financing and impact of the Avid acquisition and anticipated associated cost savings; the effect of product mix; earnings per share; reported net sales growth and organic sales growth; volume growth, including the effects of new products; gross margins; operating margins; marketing spending; commodity price increases; consumer spending; cost savings programs; marketing support; effective tax rate; net cash from operating activities; capital expenditures; competition; and customer response to new products.  These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rate and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and the acquisition or divestiture of assets.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors”.